Exhibit 99.1

GAP INC. APPOINTS GARY MUTO TO LEAD NEW BRAND CONCEPT

SAN FRANCISCO – Sept. 15, 2004 – Gap Inc. (NYSE:GPS) today announced the appointment of Gap brand President Gary Muto to lead the development of a new women’s retail apparel concept.

In his new role, Mr. Muto will be directly responsible for building and launching the company’s new brand concept, reporting to Gap Inc. President and CEO Paul Pressler. The company will conduct an external search for President of Gap brand’s domestic business.

The company expects to begin testing a specialty women’s retail apparel brand in the United States in the second half of 2005, opening up to 10 stores in two geographic regions. The brand will target women over age 35, offering apparel for a range of occasions in a new specialty retail store environment. Consistent with its previously stated practice in discussing growth initiatives, the company said complete details about the brand would be disclosed as appropriate closer to the launch date.

Mr. Muto brings to his new role strong merchandising and brand skills, as well as a proven ability to develop talented creative teams at both Gap and Banana Republic.

“With strong expertise in building creative teams, Gary has hired and nurtured some of our best designers and merchants and understands how to evolve brands, having spent much of his career with Gap and Banana Republic,” Mr. Pressler said. “Gary is the right person to build the team for our new brand concept and ensure our brand vision is well-executed through compelling product design and merchandising in an exceptional store environment. He leaves Gap with a solid strategy in place and an exceptional leadership team who continues to execute against our vision.”

The new brand concept is based on extensive consumer insight work done by the company over the past two years across the $174 billion U.S. apparel market. That work helped identify meaningful growth opportunities in customer segments not currently served by the company’s existing brands.

During the past two years, Mr. Muto has stabilized Gap brand and assembled a talented design, marketing and merchandising team. Together, Mr. Muto and his team refocused the brand on its core customer segments and dramatically improved product design and merchandising assortments. That work has improved Gap brand’s performance and begun to position the business for longer-term growth.

Ensuring a smooth transition period until the search is complete, Mr. Muto will continue to support Gap’s product development and merchandising teams as needed. Mr. Pressler will oversee Gap’s senior leadership team, including Julie Rosen, Executive Vice President, Merchandising; Pina Ferlisi, Executive Vice President, Design; Jeff Jones, Executive Vice President, Marketing; and Lee Bird, Chief Operating Officer.

In seeking a new head of Gap brand, the company has retained the executive search firm Egon Zehnder International. The person hired to lead Gap will be expected to continue implementing the brand’s established growth strategies, building on the turnaround and brand positioning work completed during the past two years under Mr. Muto’s stewardship. The company is looking for a candidate with broad general management leadership skills and consumer products experience, and who has the creative sensibility necessary to successfully lead an iconic apparel brand. The company will consider candidates outside of the retail industry.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2003 sales were $15.9 billion. As August 28, 2004, Gap Inc. operated 3,016 store locations compared with 3,081 store locations last year United States, the United Kingdom, Canada, France and Japan. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

Forward-Looking Statements

The information made available on this press release contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:

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